                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) June 10, 1997
                                                 -----------------------------



                              Cardinal Health, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Ohio                          0-12591                  31-0958666
--------------------------------------------------------------------------------
(State or other jurisdiction     (Commission                (IRS Employer
 of incorporation)               File Number)               Identification
                                                                Number)



   5555 Glendon Court, Dublin, Ohio                               43016
--------------------------------------------------------------------------------
   (Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code (614) 717-5000
                                                   ---------------

Item 5.    Other Events
           ------------

           On March 18, 1997 the Registrant completed its merger of a wholly owned subsidiary with and into Owen Healthcare, Inc. ("Owen"). The restated consolidated financial statements of the Registrant, filed herewith, give effect to the merger with Owen, which was accounted for as a pooling-of-interests business combination.

Item 7.    Financial Statements, Schedules and Exhibits
           --------------------------------------------

           (a) Consolidated financial statements of Cardinal Health, Inc. and Owen Healthcare, Inc. prepared under the pooling-of-interests method of accounting:

                    -  INDEPENDENT AUDITORS' REPORTS

                    -  FINANCIAL STATEMENTS AND SCHEDULES

                  Consolidated Statements of Earnings for the Nine Months Ended
                       March 31, 1997 and 1996 (unaudited), and the Fiscal Years Ended June 30, 1996, June 30, 1995 and June 30, 1994
                  Consolidated Balance Sheets at March 31, 1997 (unaudited),
                       June 30, 1996, and June 30, 1995
                  Consolidated Statements of Shareholders' Equity for the Nine
                       Months Ended March 31, 1997 (unaudited) and for the Fiscal Years Ended June 30, 1996, June 30, 1995, and June 30, 1994
                  Consolidated Statements of Cash Flows for the Nine Months
                       Ended March 31, 1997 and 1996 (unaudited), and the Fiscal Years Ended June 30, 1996, June 30, 1995 and June 30, 1994
                  Notes to Consolidated Financial Statements
                  Schedule II - Valuation and Qualifying Accounts

                    -  MANAGEMENT'S DISCUSSION AND ANALYSIS

           (c)      Exhibits

                    11.01  Computation of Per Share Earnings.
                    23.01  Consent of Deloitte & Touche LLP.
                    23.02  Consent of Ernst & Young LLP.
                    23.03  Consent of Price Waterhouse LLP.
                    27.01  Financial Data Schedule.
                    99.01  Statement Regarding Forward-Looking Information. (1)


                    (1) Filed as Exhibit 99.01 to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended September 30, 1996, and incorporated herein by reference.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CARDINAL HEALTH, INC.

June 10, 1997                            By  /s/ DAVID BEARMAN
                                             -------------------------------
                                             David Bearman
                                             Executive Vice President
                                             and Chief Financial Officer
                                             (Principal Financial Officer)

               Report of Ernst & Young LLP, Independent Auditors

Board of Directors
Cardinal Health, Inc.

We have audited the consolidated balance sheets of Pyxis Corporation as of June 30, 1996 and 1995, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the three years in the period ended June 30, 1996 (not included herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pyxis Corporation at June 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

San Diego, California
August 2, 1996

INDEPENDENT AUDITORS REPORT

To the Shareholders and Directors of Cardinal Health, Inc.:

We have audited the accompanying consolidated balance sheets of Cardinal Health, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related statements of earnings, shareholders' equity, and cash flows for each of the three years ended in the period ended June 30, 1996. Our audits also included the consolidated financial statement schedule listed in the Index at Item 7. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits. The consolidated financial statements and consolidated financial statement schedule give retroactive effect to the merger of a wholly owned subsidiary of Cardinal Health, Inc. with and into Owen Healthcare, Inc. ("Owen") on March 18, 1997, which business combination has been accounted for as a pooling-of-interests as described in Note 2 to the consolidated financial statements. We did not audit the financial statements of Owen nor did we audit those of Pyxis Corporation ("Pyxis"), a wholly owned subsidiary of Cardinal Health, Inc., for any year. The combined financial statement amounts of Owen and Pyxis represent approximately 13% and 15%, respectively, of consolidated total assets at June 30, 1996 and 1995, and represent combined revenues and net income constituting approximately 6%, 6% and 7%, and 37%, 29% and 43%, respectively, of consolidated amounts for each of the three years in the period ended June 30, 1996. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Owen Healthcare, Inc. and Pyxis Corporation, is based solely on the reports of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Health, Inc. and subsidiaries at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles. Also, in our opinion,, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Columbus, Ohio
June 5, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Owen Healthcare, Inc.

In our opinion, the consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows of Owen Healthcare, Inc. and its subsidiaries (not presented separately herein) present fairly, in all material respects, the financial position of Owen Healthcare, Inc. and its subsidiaries (Owen) at November 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Owen's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Owen entered into an agreement in November 1996 to merge with a subsidiary of Cardinal Health, Inc.


PRICE WATERHOUSE LLP

Houston, Texas
January 30, 1997

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                              NINE MONTHS ENDED MARCH 31,        FISCAL YEAR ENDED JUNE 30,
                                              -------------- --------------  --------------------------------------
                                                  1997           1996          1996          1995          1994
                                             ------------------------------  --------------------------------------
                                              (UNAUDITED)    (UNAUDITED)

Net revenues                                 $   8,177,382  $   6,824,765  $ 9,246,420   $ 8,342,517   $ 6,253,557


Cost of products sold                            7,513,038      6,255,285    8,473,186     7,673,044     5,724,909
                                             -------------- --------------   ------------------------ -------------

Gross margin                                       664,344        569,480      773,234       669,473       528,648

Selling, general and administrative expenses       381,171        356,604      479,440       413,630       324,181

Unusual items                                      (56,963)       (17,552)     (67,250)       -            (35,880)
                                             -------------- -------------- -------------------------- -------------

Operating earnings                                 226,210        195,324      226,544       255,843       168,587

Other income (expense):
   Interest expense                                (22,388)       (19,838)     (26,903)      (22,110)      (20,727)
   Other, net-- primarily interest income            5,308          8,630       12,422         8,386         7,190
                                             -------------- -------------- -------------------------- -------------

Earnings before income taxes                       209,130        184,116      212,063       242,119       155,050

Provision for income taxes                          89,901         77,496       94,429        99,604        69,217
                                             -------------- -------------- -------------------------- -------------

Earnings before preferred dividends declared       119,229        106,620      117,634       142,515        85,833

Preferred dividends declared                       -              -              -            -             (1,205)
                                             -------------- -------------- -------------------------- -------------

Net earnings available for Common            $     119,229  $     106,620  $   117,634  $    142,515  $     84,628
   Shares
                                             ============== ============== ========================== =============

Earnings per Common Share:
   Primary                                   $        1.10  $        1.05  $      1.14  $       1.42  $       0.88
   Fully diluted                             $        1.10  $        1.04  $      1.14  $       1.40  $       0.88

Weighted average number of Common Shares
 outstanding:
   Primary                                         108,711        101,763      102,922       100,566        95,908
   Fully diluted                                   108,809        102,902      103,832       101,756        97,008

        The accompanying notes are an integral part of these statements.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                  MARCH 31,           JUNE 30,          JUNE 30,
                                                                      1997               1996              1995
                                                                ---------------     --------------    --------------
                                                                  (UNAUDITED)
ASSETS
   Current assets:
     Cash and equivalents                                       $       12,521      $     304,281     $      70,660
     Marketable securities available-for-sale                          -                   54,335           100,760
     Trade receivables                                                 759,206            612,277           555,595
     Current portion of net investment in sales-type leases             47,608             37,953            30,119
     Merchandise inventories                                         1,570,482          1,272,616         1,110,070
     Prepaid expenses and other                                         76,605             62,826            52,257
                                                                ---------------     --------------    --------------

       Total current assets                                          2,466,422          2,344,288         1,919,461
                                                                ---------------     --------------    --------------

   Property and equipment, at cost:
     Land, buildings and improvements                                  111,180             62,534            47,573
     Machinery and equipment                                           296,974            182,999           131,473
     Furniture and fixtures                                             58,887             54,795            41,869
                                                                ---------------     --------------    --------------
       Total                                                           467,041            300,328           220,915
     Accumulated depreciation and amortization                        (200,815)          (133,472)         (105,772)
                                                                ---------------     --------------    --------------
     Property and equipment, net                                       266,226            166,856           115,143

   Other assets:
     Net investment in sales-type leases, less current portion         104,527            111,604            85,313
     Goodwill and other intangibles                                    128,497            114,901            84,269
     Other                                                              85,994             87,526            60,540
                                                                ---------------     --------------    --------------

       Total                                                    $    3,051,666      $   2,825,175     $   2,264,726
                                                                ===============     ==============    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
     Notes payable, banks                                       $      146,496      $      -          $       3,000
     Current portion of long-term obligations                            6,890            106,008             4,665
     Accounts payable                                                1,034,415          1,138,368           969,981
     Other accrued liabilities                                         233,825            175,498           139,096
                                                                ---------------     --------------    --------------

       Total current liabilities                                     1,421,626          1,419,874         1,116,742
                                                                ---------------     --------------    --------------

   Long-term obligations, less current portion                         279,539            265,146           240,469
   Deferred income taxes and other liabilities                          91,713            104,317            69,431
   ESOP Common Shares                                                  -                   -                 21,046

   Shareholders' equity:
     Common Shares, without par value                                  629,879            558,598           469,475
     Retained earnings                                                 640,157            492,762           382,743
     Common Shares in treasury, at cost                                 (5,867)           (11,522)          (10,304)
     Adjustment for ESOP                                               -                   -                (21,296)
     Other                                                              (5,381)            (4,000)           (3,580)
                                                                ---------------     --------------    --------------
       Total shareholders' equity                                    1,258,788          1,035,838           817,038
                                                                ---------------     --------------    --------------

         Total                                                  $    3,051,666      $   2,825,175     $   2,264,726
                                                                ===============     ==============    ==============

        The accompanying notes are an integral part of these statements.

                      CARDINAL HEALTH INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)



                                                                            COMMON SHARES
                                                                         --------------------                    TREASURY SHARES
                                                                          SHARES                 RETAINED      --------------------
                                                                          ISSUED     AMOUNT      EARNINGS      SHARES      AMOUNT
                                                                         --------  ----------   ----------     -------    ---------
BALANCE, JUNE 30, 1993                                                  49,425     $275,000       $168,524     (1,056)     $(8,641)
Earnings before preferred dividends                                                                 85,833
Shares issued pursuant to the conversion of $75 million of
 convertible debentures                                                  3,423       73,140
Employee stock plans activity, including tax benefits of $7,969          2,834       12,069                        11         67
Treasury shares acquired and shares retired                                (92)        (191)        (2,232)       (30)        (590)
Cumulative effect of change in accounting principle
Dividends paid                                                                                      (7,645)
Adjustment for ESOP
5-for-4 stock split effected as a stock dividend and cash paid in        7,564                         (16)
 lieu of fractional shares
Acquisition of subsidiary (See Note 2)                                     237           34            348
                                                                      --------    ---------    -----------    -------    ---------
BALANCE, JUNE 30, 1994                                                  63,391      360,052        244,812     (1,075)      (9,164)
Net earnings                                                                                       142,515
Employee stock plans activity, including tax benefits of $22,236         1,684       27,605                         6           45
Treasury shares acquired and shares retired                               (186)        (300)        (4,805)       (47)      (1,185)
Change in unrealized loss, net of tax
Dividends paid                                                                                      (9,107)
Adjustment for ESOP
Acquisition of subsidiaries (See Note 2)                                 1,784       11,650          9,328
Shares issued in connection with stock offering                          1,867       70,468
                                                                      --------    ---------    -----------    -------    ---------
BALANCE, JUNE 30, 1995                                                  68,540      469,475        382,743     (1,116)     (10,304)
Net earnings                                                                                       117,634
Employee stock plans activity, including tax benefits of $11,168           982       28,682                       134          922
Treasury shares acquired and restricted stock forfeitures                                                         (70)      (2,140)
Change in unrealized loss, net of tax
Dividends paid                                                                                      (7,615)
Adjustment for ESOP
Shares issued in connection with stock offering                          2,069       50,654
Conversion of subordinated debt, net                                     1,071        9,787
                                                                      --------    ---------    -----------    -------    ---------
BALANCE, JUNE 30, 1996                                                  72,662      558,598        492,762     (1,052)     (11,522)
Net earnings                                                                                       119,229
Employee stock plans activity, including tax benefits of $10,500         1,273       47,311                       (10)      (1,469)
Treasury shares acquired and shares retired                               (748)      (7,051)                      748        7,051
Dividends paid                                                                                      (6,364)
Foreign currency translation adjustment
3-for-2 stock split effected as a stock dividend and cash paid in
 lieu of fractional shares                                              33,411                         (30)
Acquisition of subsidiary (See Note 2)                                   2,092       30,878         28,854
Adjustment for change in fiscal year of an acquired subsidiary (See          0          143          5,706         84           73
 Note 1)
                                                                      ========    =========    ===========    =======    =========
BALANCE, MARCH 31, 1997 (Unaudited)                                    108,690     $629,879       $640,157       (230)     $(5,867)
                                                                      ========    =========    ===========    =======    =========

                                                                                                   TOTAL
                                                                      ADJUSTMENT                SHAREHOLDERS'
                                                                       FOR ESOP      OTHER         EQUITY
                                                                     ------------  ----------  -------------
BALANCE, JUNE 30, 1993                                                $(16,825)     $(3,066)      $414,992
Earnings before preferred dividends                                                                 85,833
Shares issued pursuant to the conversion of $75 million of
 convertible debentures                                                                             73,140
Employee stock plans activity, including tax benefits of $7,969                        (907)        11,229
Treasury shares acquired and shares retired                                                         (3,013)
Cumulative effect of change in accounting principle                                  (1,271)        (1,271)
Dividends paid                                                                                      (7,465)
Adjustment for ESOP                                                       (911)                       (911)
5-for-4 stock split effected as a stock dividend and cash paid in
 lieu of fractional shares                                                                             (16)
Acquisition of subsidiary (See Note 2)                                                                 382
                                                                      ---------    ---------    ----------
BALANCE, JUNE 30, 1994                                                  (17,736)     (5,244)       572,720
Net earnings                                                                                       142,515
Employee stock plans activity, including tax benefits of $22,236                        839         28,489
Treasury shares acquired and shares retired                                                         (6,290)
Change in unrealized loss, net of tax                                                   825            825
Dividends paid                                                                                      (9,107)
Adjustment for ESOP                                                      (3,560)                    (3,560)
Acquisition of subsidiaries (See Note 2)                                                            20,978
Shares issued in connection with stock offering                                                     70,468
                                                                      ---------    ---------    ----------
BALANCE, JUNE 30, 1995                                                  (21,296)     (3,580)       817,038
Net earnings                                                                                       117,634
Employee stock plans activity, including tax benefits of $11,168                     (1,173)        28,431
Treasury shares acquired and restricted stock forfeitures                               307         (1,833)
Change in unrealized loss, net of tax                                                   446            446
Dividends paid                                                                                      (7,615)
Adjustment for ESOP                                                      21,296                     21,296
Shares issued in connection with stock offering                                                     50,654
Conversion of subordinated debt, net                                                                 9,787
                                                                      ---------    ---------    ----------
BALANCE, JUNE 30, 1996                                                        0      (4,000)     1,035,838
Net earnings                                                                                       119,229
Employee stock plans activity, including tax benefits of $10,500                     (1,106)        44,736
Treasury shares acquired and shares retired                                                              0
Dividends paid                                                                                      (6,364)
Foreign currency translation adjustment                                                (902)          (902)
3-for-2 stock split effected as a stock dividend and cash paid in
 lieu of fractional shares                                                                             (30)
Acquisition of subsidiary (See Note 2)                                                  627         60,359
Adjustment for change in fiscal year of an acquired subsidiary (See
 Note 1)                                                                                             5,922
                                                                      =========    =========    ==========
BALANCE, MARCH 31, 1997 (Unaudited)                                          $0     $(5,381)    $1,258,788
                                                                      =========    =========    ==========


        The accompanying notes are an integral part of these statements.

                      CARDINAL HEALTH INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                            NINE MONTHS ENDED MARCH 31,    FISCAL YEAR ENDED JUNE 30,
                                                              -----------------------------------------------------------
                                                                1997          1996         1996        1995       1994
                                                             ----------  ------------  ----------- ----------- ----------
                                                             (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Earnings before preferred dividends declared              $  119,239  $   106,620    $ 117,634   $ 142,515  $  85,833

   Adjustments to reconcile earnings before preferred
     dividends declared to net cash from operating activities:
   Depreciation and amortization                                 38,945       28,594       39,501      29,455     22,532
   Provision for deferred income taxes                            -            -           21,502      48,454     10,931
   Provision for bad debts                                        5,923        7,129       10,111      14,659     13,757
   Change in operating assets and liabilities, net of effects from acquisitions:
    Increase in trade receivables                              (133,469)     (60,377)     (62,646)   (140,336)   (92,836)
    Increase in merchandise inventories                        (283,324)    (171,104)    (159,616)   (161,558)  (233,997)
    Increase in net investment in sales-type leases              (2,578)     (23,731)     (34,125)    (40,584)   (40,710)
    Increase (decrease) in accounts payable                    (114,543)      48,231      162,996     156,687    172,739
    Other operating items, net                                   37,540       32,660       19,031     (11,467)    13,212
                                                             ----------- ------------  ----------- ----------- ----------

   Net cash provided by (used in) operating activities         (332,277)     (31,978)     114,388      37,825    (48,539)
                                                             ----------- ------------  ----------- ----------- ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of subsidiaries, net of cash acquired              -          (36,244)     (36,244)    (19,632)      -
   Proceeds from sale of property and equipment                   2,148          717        1,038         764      1,130
   Additions to property and equipment                          (52,002)     (63,048)     (83,385)    (56,377)   (18,182)
   Purchase of marketable securities available-for-sale          (3,400)     (88,034)    (163,719)   (169,599)  (652,347)
   Proceeds from sale of marketable securities
    available-for-sale                                           57,735      121,565      218,019     143,501    682,300
                                                             ----------- ------------  ----------- ----------- ----------

   Net cash provided by (used in) investing activities            4,481      (65,044)     (64,291)   (101,343)    12,901
                                                             ----------- ------------  ----------- ----------- ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net short-term borrowing activity                            127,684       (3,000)      (3,000)    (22,500)    14,700
   Reduction of long-term obligations                          (129,501)     (23,252)     (33,075)     (7,393)  (101,370)
   Proceeds from long-term obligations, net of issuance costs       604      148,960      148,960          76    109,498
   Proceeds from issuance of Common Shares                       34,516       57,895       68,919      75,818      2,384
   Tax benefit of stock options                                  10,500        7,455       11,168      22,236      7,969
   Dividends on common and preferred shares and cash paid
    in lieu of fractional shares                                 (6,388)      (6,163)      (7,615)     (9,107)    (7,661)
   Redemption of preferred stock                                  -            -            -           -        (20,400)
   Purchase of treasury shares                                   (1,379)      (1,304)      (1,833)     (6,290)    (3,013)
                                                             ----------- ------------  ----------- ----------- ----------

   Net cash provided by financing activities                     36,036      180,591      183,524      52,840      2,107
                                                             ----------- ------------  ----------- ----------- ----------

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                (291,760)      83,569      233,621     (10,678)   (33,531)


CASH AND EQUIVALENTS AT BEGINNING OF YEAR                       304,281       70,660       70,660      81,338    114,869
                                                             ----------- ------------  ----------- ----------- ----------

CASH AND EQUIVALENTS AT END OF YEAR                          $   12,521  $   154,229   $  304,281    $ 70,660  $  81,338
                                                             =========== ============  =========== =========== ==========

        The accompanying notes are an integral part of these statements.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cardinal Health, Inc. and subsidiaries (the "Company") is a health care service provider which offers an array of value-added pharmaceutical distribution services and pharmaceutical-related products and services to a broad base of customers. The Company distributes a broad line of pharmaceuticals, surgical and hospital supplies, therapeutic plasma and other specialty pharmaceutical products, health and beauty care products, and other items typically sold by hospitals, retail drug stores, and other health care providers. The Company also operates a variety of related health care service businesses, including Pyxis Corporation ("Pyxis"), (which develops, manufactures, leases, sells and services point-of-use pharmacy systems which automate the distribution and management of medications and supplies in hospitals and other health care facilities); Medicine Shoppe International, Inc. ("Medicine Shoppe") (a franchisor of apothecary-style pharmacies); PCI Services, Inc. ("PCI") (an international provider of integrated packaging services to pharmaceutical manufacturers); and Owen Healthcare, Inc. ("Owen") (a provider of pharmacy management and information services to hospitals). See "Basis of Presentation" below. The Company is currently operating in only one business segment, primarily in the continental United States.

     The consolidated financial statements as of March 31, 1997 and for the nine months ended March 31, 1997 and 1996 have been prepared in accordance with Securities and Exchange Commission Regulation S-X as it relates to interim period financial statements, and include all of the information and disclosures required by generally accepted accounting principles for interim reporting. In the opinion of management, all adjustments necessary for a fair presentation have been included. All such adjustments are of a normal and recurring nature. All amounts disclosed throughout the "Notes to the Consolidated Financial Statements" related to such interim periods are unaudited.

BASIS OF PRESENTATION

     The consolidated financial statements of the Company include the accounts of all majority-owned subsidiaries and all significant intercompany accounts and transactions have been eliminated. In addition, the consolidated financial statements give retroactive effect to the mergers with Whitmire Distribution Corporation ("Whitmire") on February 7, 1994, Medicine Shoppe on November 13, 1995, Pyxis on May 7, 1996 and Owen on March 18, 1997 (see Note 2). Such business combinations were accounted for under the pooling-of-interests method.

     On March 18, 1997, the Company completed a merger with Owen (the "Owen Merger"). The Company issued approximately 7.7 million Common Shares to Owen shareholders and Owen's outstanding stock options were converted into options to purchase approximately 0.7 million Common Shares. The term "Cardinal" as used herein refers to Cardinal Health, Inc. and subsidiaries prior to the Owen Merger.

     Cardinal's fiscal year end is June 30 and Owen's fiscal year end was November 30. For fiscal years ended June 30, 1996, 1995 and 1994, the consolidated financial statements combine Cardinal's fiscal year ended June 30, 1996, 1995 and 1994 with the financial results for Owen's fiscal years ended November 30, 1995, 1994 and 1993, respectively. For the nine months ended March 31, 1997, the consolidated financial statements combine Cardinal's nine months ended March 31, 1997 with Owen's financial results for the period of June 1, 1996 to March 31, 1997 (excluding Owen's financial results for December 1996 in order to change Owen's fiscal year end to June 30). For the nine months ended March 31, 1996, the consolidated financial statements combine Cardinal's March 31, 1996 period end results with Owen's financial results for the nine months ended August 31, 1995. Due to the change in Owen's fiscal year from November 30 to conform with Cardinal's June 30 fiscal year end, Owen's results of operations for the periods from December 1, 1995 through May 31, 1996 and the month of December 1996 will not be included in the combined results of operations but is reflected as an adjustment in the Consolidated Statements of Shareholders' Equity. Owen's net revenues and net earnings for these periods were $260.1 million and $5.7 million, respectively. Owen's cash flows from operating and financing activities for these periods were $0.9 million and $0.7 million, respectively, while cash flows used in investing activities were $5.6 million.

       On October 11, 1996, the Company completed a merger with PCI (the "PCI Merger"). The PCI Merger was accounted for as a pooling-of-interests. The Company issued approximately 3.1 million Common Shares to PCI shareholders and PCI's outstanding stock options were converted into options to purchase approximately 0.2 million Common Shares. The historical cost of PCI assets combined was approximately $147.6 million and the total liabilities

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

assumed (including total debt of approximately $62.0 million) were approximately $87.2 million. The impact of the PCI Merger, on a historical basis, is not significant. Accordingly, prior period financial statements have not been restated for the PCI Merger.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts may differ from these amounts.

CASH EQUIVALENTS

     The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates their fair value.

MARKETABLE SECURITIES AVAILABLE FOR SALE

     The Company has classified its investment in municipal bonds and U.S. Treasury obligations as available-for-sale. The fair value of the marketable securities approximates the original costs determined on a specific identification basis at June 30, 1996. Gross and net realized and unrealized holding gains and losses were not material in any period presented in the accompanying financial statements. The Company's marketable securities available-for-sale mature on various dates in fiscal 1997.

RECEIVABLES

     Trade receivables are primarily comprised of amounts owed to the Company through its pharmaceutical wholesaling activities and are presented net of an allowance for doubtful accounts of $36.2 million and $34.4 million at June 30, 1996 and 1995, respectively.

     The Company provides financing to various customers. Such financing arrangements range from one year to ten years, at interest rates which fluctuate with the prime rate. The financings may be collateralized, guaranteed by third parties or unsecured. Finance notes and accrued interest receivable were $59.1 million and $55.6 million at June 30, 1996 and 1995, respectively (the current portion was $14.8 million and $21.3 million, respectively), and are included in other assets. These amounts are reported net of an allowance for doubtful accounts of $9.1 million and $9.3 million at June 30, 1996 and 1995, respectively.

MERCHANDISE INVENTORIES

     Substantially all merchandise inventories (81% in 1996 and 89% in 1995) are stated at lower of cost, using the last-in, first-out (LIFO) method, or market. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, which approximates current replacement cost, inventories would have been higher than reported at June 30, 1996, by $76.3 million and at June 30, 1995, by $79.4 million.

     The Company continues to consolidate locations, automate selected distribution facilities and invest in management information systems which achieve efficiencies in inventory management processes. As a result of the facility and related inventory consolidations and the operational efficiencies achieved in fiscal 1996, the Company had partial inventory liquidations in certain LIFO pools which reduced the LIFO provision by approximately $7 million.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization for financial reporting purposes are computed using the straight-line method over the estimated useful lives of the assets which range from three to forty years, including capital lease assets which are amortized over the terms of their respective leases. Amortization of capital lease assets is included in depreciation and amortization expense. Certain software costs related to internally developed or purchased software are capitalized and amortized using the straight-line method over the useful lives, not exceeding five years.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


GOODWILL AND OTHER INTANGIBLES

     Goodwill and other intangibles primarily represent intangible assets related to the excess of cost over net assets of subsidiaries acquired. Intangible assets are being amortized using the straight-line method over lives which range from ten to forty years. Accumulated amortization was $25.6 million and $19.5 million at June 30, 1996 and 1995, respectively. At each balance sheet date, a determination is made by management to ascertain whether the intangible assets have been impaired based on several criteria, including, but not limited to, sales trends, undiscounted operating cash flows, and other operating factors.

REVENUE RECOGNITION

     The Company records distribution revenues when merchandise is shipped to its customers and the Company has no further obligation to provide services related to such merchandise. The Company also arranges for direct deliveries to be made to customer warehouses which are excluded from net revenues and totaled $2.2 billion, $1.8 billion and $562 million in fiscal 1996, 1995 and 1994, respectively. The service fees related to direct deliveries are included in net revenues and were not significant in any of the fiscal years presented.

     Revenues are recognized from sales-type leases of point-of-use pharmacy systems when the systems are installed, and/or the customer accepts the system, and the lease becomes noncancellable. Unearned income on sales-type leases is recognized using the interest method. Sales of point-of-use pharmacy systems are recognized upon installation/delivery and customer acceptance. Revenues for systems installed under operating lease arrangements are recognized over the lease term as it becomes receivable according to the provisions of the lease. The revenue from such operating leases is not significant.

     The Company earns franchise and origination fees from its apothecary-style pharmacy franchisees. Franchise fees represent monthly fees based upon franchisees' sales and are recognized as revenues when they are earned. Origination fees from signing new franchise agreements are recognized as revenues when the new franchise store is opened. Master franchise origination fees are recognized as revenues when all significant conditions relating to the master franchise agreement have been satisfied by the Company.

     Pharmacy management revenue is recognized as the related services are rendered according to the contracts established. A fee is charged under such contracts through a monthly management fee arrangement, a capitated fee arrangement or a portion of the hospital charges to patients. Under certain contracts, fees for management services are guaranteed by the Company not to exceed stipulated amounts or have other risk-sharing provisions. Revenues include the estimated effects of such contractual guarantees and risk-sharing provisions.

     Packaging revenues are recognized from services provided upon the completion of such services.

EARNINGS PER COMMON SHARE

     Primary and fully diluted earnings per Common Share are computed using the treasury stock method and are based on the weighted average number of Common Shares outstanding during each period and the dilutive effect of stock options from the date of grant. Additionally, fully diluted earnings per share for all periods prior to the conversion include the effect of the shares assumed to be issued upon conversion of the convertible subordinated notes (see Note 5).

     Excluding dividends paid by all entities with which the Company has merged, the Company paid cash dividends per Common Share of $0.08, $0.08 and $0.07 for the fiscal years ended June 30, 1996, 1995 and 1994, respectively.

STOCK SPLITS

     On October 29, 1996, the Board of Directors of the Company declared a three-for-two stock split which was effected as a stock dividend and distributed on December 16, 1996 to shareholders of record on December 2, 1996.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Additionally, the Company paid a 25% stock dividend on June 30, 1994, to effect a five-for-four stock split of the Company's Common Shares. All share and per share amounts included in the consolidated financial statements, except the Consolidated Statements of Shareholders' Equity, have been adjusted to retroactively reflect these stock splits.

2.   BUSINESS COMBINATIONS

     On March 18, 1997, the Company completed the Owen Merger. The Owen Merger was accounted for as a pooling-of-interests business combination and the Company issued approximately 7.7 million Common Shares to Owen shareholders and Owen's outstanding stock options were converted into options to purchase approximately
0.7 million Common Shares.

       On October 11, 1996, the Company completed the PCI Merger. The PCI Merger was accounted for as a pooling-of-interests business combination and the Company issued approximately 3.1 million Common Shares to PCI shareholders and PCI's outstanding stock options were converted into options to purchase approximately
0.2 million Common Shares. The historical cost of PCI assets combined was approximately $147.6 million and the total liabilities assumed (including total debt of approximately $62.0 million) were approximately $87.2 million. The impact of the PCI Merger, on a historical basis, is not significant. Accordingly, prior period financial statements have not been restated for the PCI Merger.

     During the nine month period ended March 31, 1997, the Company recorded one-time costs totaling approximately $57 million ($40.2 million, net of tax) related to the Owen and PCI mergers. These costs included approximately $23.6 million for transaction fees and employee costs associated with the mergers; $10.1 million related to certain asset impairments and exit costs; and $6.5 million for other integration and restructuring costs. Certain of these amounts are based upon estimates, and actual amounts paid may ultimately differ from these estimates. If additional costs are incurred, such items will be expensed in subsequent periods.

         On May 7, 1996, the Company completed a merger with Pyxis (the "Pyxis Merger"). The Pyxis Merger was accounted for as a pooling-of-interests business combination, and the Company issued approximately 22.6 million Common Shares to Pyxis shareholders. In addition, Pyxis' outstanding stock options were converted into options to purchase approximately 2.3 million additional Common Shares.

         The table below presents a reconciliation of net revenues and net earnings available for Common Shares as reported in the accompanying consolidated financial statements with those previously reported by the Company. The term "Cardinal" as used herein refers to Cardinal Health, Inc. and subsidiaries prior to the Pyxis Merger. The term "Cardinal Health" as used herein refers to Cardinal Health, Inc. and subsidiaries prior to the Owen Merger.


                                                                                                  Cardinal
         (In Thousands)                                        Cardinal           Pyxis            Health
                                                          ----------------  ----------------  ----------------
       Fiscal year ended June 30, 1994:
         Net revenues                                     $     5,838,574   $       124,706   $     5,963,280
         Net earnings available for Common Shares         $        47,990   $        31,835   $        79,825
       Fiscal year ended June 30, 1995:
         Net revenues                                     $     7,859,919   $       162,189   $     8,022,108
         Net earnings available for Common Shares         $       101,000   $        36,534   $       137,534
       Nine Months Ended March 31, 1996
         Net revenues                                     $     6,381,569   $       160,376   $     6,541,945
         Net earnings available for Common Shares         $        79,003   $        24,804   $       103,807


                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                             Cardinal
         (In Thousands)                                       Health           Owen          Combined
                                                          --------------  -------------  ----------------
       Fiscal year ended June 30, 1994:
         Net revenues                                     $   5,963,280   $    290,277   $  6,253,557
         Net earnings available for Common Shares         $      79,825   $      4,803   $     84,628
       Fiscal year ended June 30, 1995:
         Net revenues                                     $   8,022,108   $    320,409   $  8,342,517
         Net earnings available for Common Shares         $     137,534   $      4,981   $    142,515
       Fiscal Year Ended June 30, 1996:
         Net revenues                                     $   8,862,425   $    383,995   $  9,246,420
         Net earnings available for Common Shares         $     111,864   $      5,770   $    117,634
       Six Months Ended December 31, 1996
         Net revenues                                     $   5,116,996   $    234,886   $  5,351,882
         Net earnings available for Common Shares         $      78,251   $      4,750   $     83,001

     Adjustments affecting net income and shareholders' equity resulting from the Pyxis and Owen mergers to adopt the same accounting practices were not material for the periods presented herein. The conforming adjustments primarily related to deferral of costs associated with initiating customer contracts, inventory valuation and the recognition of equipment installation obligations.

     On November 13, 1995, the Company completed a merger with Medicine Shoppe (the "Medicine Shoppe Merger"). The Medicine Shoppe Merger was accounted for as a pooling-of-interests business combination and the Company issued approximately
9.6 million Common Shares to Medicine Shoppe shareholders. In addition, Medicine Shoppe's outstanding stock options were converted into options to purchase approximately 0.2 million Common Shares.

     During fiscal 1996, the Company recorded costs totaling $67.3 million ($47.8 million, net of tax) related to the mergers with Medicine Shoppe and Pyxis. These costs included approximately $22.4 million for investment advisor, legal, accounting, internal personnel and other transaction fees associated with the business combinations; $14.7 million related to costs to exit and restructure certain activities, including operating lease terminations and asset impairment charges; $7.8 million related to employee retention, employee severance, and other personnel costs; and $2.9 million for other activities related to integrating operations and implementing efficiencies of the merged companies. Certain of these amounts are based upon estimates, and actual amounts paid may ultimately differ from these estimates. If additional costs are incurred, such items will be expensed in subsequent periods.

     As of June 30, 1996 and March 31, 1997, the Company incurred approximately $22.1 million and $50.1 million, respectively, related to the costs recorded at the time of the various mergers. The Company's current estimates of the merger costs ultimately to be incurred are not materially different from the amounts originally recorded.

     During fiscal 1996, the Company completed two business combinations which were accounted for under the purchase method of accounting. These business combinations were primarily related to the Company's point-of-use pharmacy systems and pharmacy management services. The aggregate purchase price, which was paid primarily in cash, including fees and expenses, was $40.0 million. Liabilities of the operations assumed were approximately $33.2 million, consisting primarily of debt of $27.8 million. Had the purchases occurred at the beginning of fiscal 1995, operating results for fiscal 1996 and 1995 on a pro forma basis would not have been significantly different.

     On July 18, 1994, the Company issued approximately 1.4 million Common Shares in a merger transaction for all of the common shares of Behrens Inc. ("Behrens"), a pharmaceutical wholesaler based in Waco, Texas. The transaction was accounted for as a pooling-of-interests business combination. The historical cost of Behrens assets combined was approximately $25.4 million, and the total liabilities assumed (including total debt of approximately $1.3 million ) were approximately $15.6 million. The impact of the Behrens merger, on both an historical and pro forma basis, is not significant. Accordingly, prior periods have not been restated for the Behrens merger.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     During fiscal 1995, the Company completed two business combinations which were accounted for under the purchase method of accounting. These business combinations were primarily related to the Company's drug distribution and point-of-use pharmacy systems. The aggregate purchase price was $54.5 million ($8.9 million was assumed debt), which included approximatley 0.8 million Common Shares valued at $11.2 million. Liabilities of the operations assumed were approximately $98.9 million, consisting of $1.7 million of debt. Had the purchases occurred at the beginning of fiscal 1995, operating results for fiscal 1996 and 1995 on a pro forma basis would not have been significantly different.

     On February 7, 1994, the Company completed a merger with Whitmire (the "Whitmire Merger"). In the Whitmire Merger, holders of outstanding Whitmire common stock received an aggregate of approximately 10.2 million Class A common shares and approximately 2.8 million Class B common shares in exchange for all of the previously outstanding common stock of Whitmire (all Class B common shares were converted into Class A common shares in fiscal 1995). In addition, Whitmire's outstanding stock options were converted into options to purchase approximately 2.6 million Common Shares.

     In fiscal 1994, the Company recorded costs totaling approximately $35.9 million ($28.2 million net of tax) related to the Whitmire Merger. These costs included approximately $7 million for investment banking, legal, accounting, and other related transaction fees and costs associated with the combination; $13 million for corporate integration and distribution rationalization; $6 million for integration of information systems; and $2 million for restructuring Whitmire's revolving credit agreement. At June 30, 1996, the Company had disbursed all amounts related to these liabilities, with the actual amounts paid approximating the original amounts recorded.

     On December 17, 1993, the Company issued approximately 0.4 million Common Shares in a merger transaction for all of the capital stock of PRN Services, Inc. ("PRN"), a distributor of pharmaceuticals and medical supplies to oncologists and oncology clinics. The transaction was accounted for as a pooling-of-interests business combination. The historical cost of PRN assets combined was approximately $16.9 million, and the total liabilities assumed (including total debt of approximately $5.8 million) were approximately $16.6 million. The impact of the PRN merger, on both an historical and pro forma basis, is not significant. Accordingly, prior periods have not been restated for the PRN merger.

     The following supplemental information, which is presented for purposes of facilitating meaningful comparisons to ongoing operations and to other companies, summarizes the results of operations of the Company, adjusted to reflect the elimination of the effect of the merger costs discussed above and the redemption of Whitmire's preferred stock pursuant to the terms of the Whitmire Merger. Solely for purposes of the summary presented below, such redemption is assumed to have been funded from the liquidation of investments in tax-exempt marketable securities.


                                                    Nine Months Ended                    Fiscal Year Ended
                                                        March 31,               June 30,      June 30,       June 30,
(In thousands, except per share amounts)             1997          1996           1996          1995           1994
                                                -------------  ------------  -------------  ------------  -------------

Operating earnings, excluding unusual items     $  283,173     $   212,876   $  293,794     $  255,843       $ 204,467
Earnings available for Common Shares               159,406         119,115      165,467        142,515         113,741
Earnings per Common Share, excluding
                      unusual items:
                                 Primary        $     1.47     $      1.17   $     1.61     $     1.42       $    1.19
                                 Fully diluted  $     1.47     $      1.16   $     1.60     $     1.40       $    1.18


                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Operating earnings and net earnings available for Common Shares ("Earnings") as reported in the Company's consolidated financial statements are reconciled to the respective amounts in the preceding table as follows:


                                                                      Nine Months                Nine Months
                                                                  Ended March 31, 1997      Ended March 31, 1996
                                                             --------------------------  --------------------------
                                                              Operating                   Operating
          (In Thousands)                                      Earnings       Earnings     Earnings       Earnings
                                                             ------------  ------------  ------------  ------------

          As Reported                                        $   226,210   $   119,229   $   195,324   $   106,620
          Supplemental adjustments:
             Unusual items, primarily merger costs                56,963        40,177        17,552        12,495
                                                             ------------  ------------  ------------  ------------

          As supplementally adjusted                         $   283,173   $   159,406   $   212,876   $   119,115
                                                             ============  ============  ============  ============

                                                                      Fiscal Year                Fiscal Year
                                                                  Ended June 30, 1996        Ended June 30, 1994
                                                             --------------------------  --------------------------
                                                              Operating                   Operating
          (In Thousands)                                      Earnings       Earnings     Earnings       Earnings
                                                             ------------  ------------  ------------  ------------

          As Reported                                        $   226,544   $   117,634   $   168,587   $    84,628
          Supplemental adjustments:
             Unusual items, primarily merger costs                67,250        47,833        35,880        28,180
             Preferred stock redemptions                                                                     1,205
             Interest adjustment on preferred                                                                 (272)
                 stock
                                                             ------------  ------------  ------------  ------------

          As supplementally adjusted                         $   293,794   $   165,467   $   204,467   $   113,741
                                                             ============  ============  ============  ============

3.   LEASES

Sales-Type Leases

     The Company's sales-type leases are for terms generally ranging up to five years. Lease receivables are generally collateralized with the underlying equipment. The components of the Company's net investment in sales-type leases are as follows (in thousands):


                                                                            June 30,        June 30,
                                                                              1996            1995
                                                                         ---------------  --------------

             Future minimum lease payments receivable                    $      176,963   $     139,305
             Unguaranteed residual values                                         1,457           1,302
             Unearned income                                                    (25,637)        (22,275)
             Allowance for uncollectible minimum lease payments
                receivable                                                       (3,226)         (2,900)
                                                                         ---------------  --------------

             Net investment in sales-type leases                          $     149,557   $     115,432
                  Less:  current portion                                         37,953          30,119
                                                                         ---------------  --------------

             Net investment in sales-type leases, less current portion   $      111,604   $      85,313
                                                                         ===============  ==============

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Future minimum lease payments to be received pursuant to sales-type leases are as follows at June 30, 1996:


                         1997                    $  47,981
                         1998                       44,918
                         1999                       39,755
                         2000                       28,566
                         2001                       15,155
                         Thereafter                    588
                                                 ----------

                         Total                   $ 176,963
                                                 ==========

Lease Related Financing Arrangements

     Prior to the merger on May 7, 1996, Pyxis had financed its working capital needs through the sale of certain lease receivables to a non-bank financing company. In March 1994, Pyxis entered into a five-year financing and servicing agreement with the financing company, whereby the financing company agreed to purchase a minimum of $500 million of Pyxis' lease receivables under certain conditions, provided that the total investment in the lease receivables at any one time does not exceed $350 million. The aggregate lease receivables sold under this arrangement totaled approximately $233 million and $154 million at June 30, 1996 and 1995, respectively. As a result of the merger, the Company intends to amend the agreement with the financing company and has made provision for the estimated cost of exiting the arrangement.

4.   NOTES PAYABLE, BANKS

     The Company has entered into various uncommitted line-of-credit arrangements which allow for borrowings up to $250 million at June 30, 1996, at various money market rates. No amounts were outstanding under such arrangements at June 30, 1996, and $3 million, at a weighted average interest rate of 6.89%, was outstanding at June 30, 1995. In addition, the Company has revolving credit agreements, which have a maturity of less than one year, with seven banks. These credit agreements are renewable on a quarterly basis and allow the Company to borrow up to $95 million (none of which was in use at June 30, 1996). The Company is required to pay a commitment fee at the annual rate of .125% on the average daily unused amounts of the total credit allowed under the revolving credit agreements. The total available but unused lines of credit at June 30, 1996 were $345 million.

     Prior to the Owen Merger, Owen had revolving credit agreements which allowed for borrowings at the bank's prime rate or other negotiated rate and there was a quarterly commitiment fee of .125% on the unused portion. The maximum amount available pursuant to the credit agreements was $20 million at June 30, 1996.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.   LONG-TERM OBLIGATIONS

      Long-term obligations consist of the following (in thousands):


                                                                            June 30,        June 30,
                                                                              1996            1995
                                                                         ---------------  -----------

             Notes; 6.0% due 2006                                           $   150,000   $       --
             Notes; 6.5% due 2004                                               100,000      100,000
             Notes; 8% due 1997                                                 100,000      100,000
             Bank term loan due 1999, interest at bank's prime rate
                or other negotiated rate (effective rate 6.6%)                       --       17,500
             Convertible subordinated notes, 9.53% due 2002                          --       10,000
             Primarily mortgage revenue bonds, notes and capital leases;
                interest averaging 7.14% in 1996 and 9.02% in 1995, due in varying installments
                through 2002                                                     21,154       17,634
                                                                            ------------  -----------

             Total                                                          $   371,154   $  245,134
                  Less: current portion                                         106,008        4,665
                                                                            ------------  -----------

             Long-term obligations, less current portion                    $   265,146   $  240,469
                                                                            ============  ===========

     On January 23, 1996, the Company sold $150 million of 6% Notes due 2006 (the "6% Notes") in a public offering. The 6% Notes represent unsecured obligations of the Company, are not redeemable prior to maturity and are not subject to a sinking fund. Issuance costs of approximately $1.3 million incurred in connection with the offering are being amortized on a straight-line basis over the period the 6% Notes will be outstanding.

     During fiscal 1996, holders of the convertible subordinated notes converted the notes into approximately 1.1 million Common Shares. Additionally, Owen repaid $34.8 million of debt with proceeds from its stock offering. If the previously mentioned conversion and retirement of debt had occurred at the beginning of all periods presented the changes to primary earnings per share would be less than 3%.

     On February 23, 1994, the Company sold $100 million of 6.5% Notes due 2004 (the "6.5% Notes") in a public offering. The 6.5% Notes represent unsecured obligations of the Company, are not redeemable prior to maturity and are not subject to a sinking fund. Issuance costs of approximately $860,000 incurred in connection with the offering are being amortized on a straight-line basis over the period the 6.5% Notes will be outstanding.

     The 8% Notes represent unsecured obligations of the Company, were not redeemable prior to their maturity on March 1, 1997 and were not subject to a sinking fund. The 8% Notes were fully redeemed as of March 31, 1997.

     The Company has entered into various interest rate swap agreements, which serve to hedge the Company's aggregate interest cost on the 8% Notes, in response to falling interest rates subsequent to the issuance of the 8% Notes in 1992. The net effect of the swap agreements is that the Company exchanged its fixed rate position on the 8% Notes for a fixed rate of 5.1% for the period July 15, 1992, through March 1, 1993, a fixed rate of 6.5% for the period March 2, 1993, through March 1, 1994, and, thereafter, a fixed rate of 8.1% through March 1, 1997 (the maturity date of the 8% Notes). In May 1993, two of the offsetting swap agreements were canceled at no gain or loss to the Company. The notional principal in each of the four swap agreements outstanding at June 30, 1996 was $100 million. Due to the offsetting nature of the swaps, the market value of those in a net receivable position approximates the market value of those in a net payable position. The risk of accounting loss, based on discounted cash flows, in the event of nonperformance by counterparties with whom the Company is in a net receivable position was approximately $777,000 as of June 30, 1996; however, based on the credit quality of the counterparties, the Company believes the likelihood of such a credit loss to be remote. The Company recognizes in income the periodic net cash settlements

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


under the matched swap agreements as they accrue. The swap agreements were fully extinguished upon the maturity of the 8% Notes.

     Certain long-term obligations are collateralized by property and equipment of the Company with an aggregate book value of approximately $10.5 million at June 30, 1996.

     Maturities of long-term obligations for future fiscal years are as follows (in thousands):


                        1997                    $     106,008
                        1998                            4,935
                        1999                            2,836
                        2000                            1,897
                        2001                            1,547
                        Thereafter                    253,931
                                                --------------

                        Total                   $     371,154
                                                ==============

     The Company filed a shelf debt registration statement on Form S-3 with the Securities and Exchange Commission, which was declared effective on April 21, 1997. The registration increases the Company's shelf debt capacity by $350 million to a total of $400 million. No securities have been sold under this registration statement.

6.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and equivalents, marketable securities, notes payable--banks and other accrued liabilities at June 30, 1996 and 1995, approximate their fair value because of the short-term maturities of these items.

     The estimated fair value of the Company's long-term obligations was $354.2 million and $240.8 million as compared to the carrying amounts of $371.2 million and $245.1 million at June 30, 1996 and 1995, respectively. The fair value of the Company's long-term obligations is estimated based on the quoted market prices for the same or similar issues and the current interest rates offered for debt of the same remaining maturities.

7.   INCOME TAXES


      The provision for income taxes consists of the following (in thousands):


                                                               Fiscal Year Ended
                                                ------------------------------------------
                                                   June 30,       June 30,        June 30,
                                                     1996           1995           1994
                                                -------------  ------------  -------------
                      Current:
                         Federal                $     64,480   $    45,654   $     52,420
                         State                         8,447         5,496          5,866
                                                -------------  ------------  -------------

                           Total                      72,927        51,150         58,286

                      Deferred                        21,502        48,454         10,931
                                                -------------  ------------  -------------

                           Total provision      $     94,429   $    99,604   $     69,217
                                                =============  ============  =============

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     A reconciliation of the provision based on the Federal statutory income tax rate to the Company's income tax provision is as follows:


                                                               Fiscal Year Ended
                                                 --------------------------------------------------
                                                    June 30,         June 30,          June 30,
                                                      1996             1995              1994
                                                 ---------------  ---------------   ---------------
                 Provision at Federal
                   statutory rate                       35.0%           35.0%            35.0%
                 State income taxes, net of
                   Federal benefit                       4.8             4.7              4.6
                 Nondeductible expenses                  4.3             0.1              4.5
                 Other                                   0.4             1.3              0.5
                                                 --------------  --------------   --------------

                   Effective income tax rate            44.5%           41.1%            44.6%
                                                 ==============  ==============   ==============

     Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities are as follows (in thousands):


                                                                         June 30,         June 30,
                                                                           1996             1995
                                                                       --------------   --------------
               Deferred income tax assets:
                 Allowance for doubtful accounts                       $      10,643    $      15,844
                 Accrued liabilities                                          25,018           22,275
                 Property related                                             14,233            9,458
                 Net operating loss carryforwards                             27,270           28,550
                 Other                                                        20,442           15,587
                                                                       --------------   --------------

                    Total deferred income tax assets                          97,606           91,714

                 Valuation allowance for deferred income tax assets           (2,373)          (2,747)
                                                                       --------------   --------------

                    Net deferred income tax assets                            95,233           88,967
                                                                       --------------   --------------

               Deferred income tax liabilities:
                 Inventory basis differences                                 (41,765)         (46,234)
                 Revenues on lease contracts                                (124,030)         (93,713)
                 Other                                                       (19,765)         (20,628)
                                                                       --------------   --------------

                    Total deferred income tax liabilities                   (185,560)        (160,575)
                                                                       --------------   --------------

                      Net deferred income tax liabilities              $     (90,327)    $    (71,608)
                                                                       ==============   ==============

     The above amounts are classified in the consolidated balance sheets as follows (in thousands):


                                                                          June 30,         June 30,
                                                                            1996             1995
                                                                       --------------   --------------
                 Other current assets                                  $       3,335               --

                 Other accrued liabilities                                        --           (7,898)
                 Deferred income taxes and other liabilities                 (93,662)         (63,710)
                                                                       --------------   --------------

                    Net deferred income tax liabilities                $     (90,327)    $    (71,608)
                                                                       ==============   ==============

     At June 30, 1996 and 1995, as a result of the Pyxis Merger, the Company had Federal net operating loss carryforwards of $73 million. Also at June 30, 1996 and 1995, the Company had state net operating loss carryforwards of $50 million and $56 million, respectively. A valuation allowance of $2.4 million and $2.7 million at June 30, 1996 and 1995, respectively, has been provided for the state net operating loss carryforwards as utilization of such carryforwards within the applicable statutory periods is uncertain. In addition, use of the Company's net

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


operating loss carryforwards will be limited due to the change in control of Pyxis. The Federal net operating loss carryforwards begin expiring in 2001 and the state net operating loss carryforwards began expiring in 1994.

8.   EMPLOYEE RETIREMENT BENEFIT PLANS

     Substantially all of the Company's non-union employees are enrolled in Company-sponsored contributory profit sharing and retirement savings plans which include features under Section 401(k) of the Internal Revenue Code, and provide for Company matching and profit sharing contributions. The Company's contributions to the plans are determined by the Board of Directors subject to certain minimum requirements as specified in the plans.

     Qualified union employees are covered by multiemployer defined benefit pension plans under the provisions of collective bargaining agreements. Benefits under these plans are generally based on the employee's years of service and average compensation at retirement.

      The total expense for employee retirement benefit plans was as follows (in thousands):


                                                                      Fiscal Year Ended
                                                        -----------------------------------------------
                                                          June 30,         June 30,        June 30,
                                                            1996             1995            1994
                                                        --------------  ---------------  --------------

                 Defined contribution plans             $       8,107   $        6,033   $       4,656
                 Multiemployer plans                              711              637             522
                 ESOP compensation                                257              533             555
                                                        --------------  ---------------  --------------

                 Total                                  $       9,075   $        7,203   $       5,733
                                                        ==============  ===============  ==============

     Prior to the Owen Merger, Owen established an Employee Stock Ownership Plan
(ESOP). Costs for the ESOP debt service were recognized for additional contributions to satisfy ESOP obligations and plan operating expenses. As of January 2, 1996, contributions to the ESOP were suspended and all participants became fully vested. At June 30, 1996 the ESOP held approximately 1.3 million Common Shares.

9.   COMMITMENTS AND CONTINGENT LIABILITIES

     The future minimum rental payments for operating leases having initial or remaining noncancelable lease terms in excess of one year at June 30, 1996, are as follows (in thousands):


                            1997                    $  16,469
                            1998                       14,552
                            1999                       10,777
                            2000                        5,313
                            2001                        2,942
                            Thereafter                  9,867
                                                    ----------

                            Total                   $  59,920
                                                    ==========

     Rental expense relating to operating leases was approximately $22.6 million, $16.4 million and $14.3 million in fiscal 1996, 1995, and 1994, respectively. Sublease rental income was not material for any period presented herein.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     As of June 30, 1996, amounts outstanding on customer notes receivable sold with full recourse to a commercial bank totaled approximately $13.9 million. The Company also has outstanding guarantees of indebtedness and financial assistance commitments which totaled approximately $2.8 million at June 30, 1996.

     The Company becomes involved from time-to-time in litigation incidental to its business. In addition, in November 1993, Cardinal, Whitmire, five other pharmaceutical wholesalers, and twenty-four pharmaceutical manufacturers were named as defendants in a series of purported class action antitrust lawsuits alleging violations of various antitrust laws associated with the chargeback pricing system. The Company believes that the allegations set forth against Cardinal and Whitmire in these lawsuits are without merit. In the opinion of management, the Company's liability, if any, under any pending litigation would not have a material adverse effect on the Company's financial condition or results of operations.

10.  REDEEMABLE PREFERRED STOCK

     Prior to February 7, 1994, Whitmire had outstanding 0.4 million shares of redeemable preferred $.01 par value stock. Whitmire would have been required to redeem, at $100.00 per share plus accrued but unpaid dividends, all shares of its Senior and Series A Preferred Stock commencing in October 1994 through July 1996. All of the outstanding shares of Whitmire Senior and Series A Preferred Stock were redeemed as of February 7, 1994, the date of the Whitmire Merger.

11.  SHAREHOLDERS' EQUITY

     At March 31, 1997, the Company's authorized capital shares consisted of (a) 150,000,000 Class A common shares, without par value; (b) 5,000,000 Class B common shares, without par value; and (c) 500,000 non-voting preferred shares without par value. At June 30, 1996, the Company's authorized capital shares consisted of (a) 100,000,000 Class A common shares, without par value; (b) 5,000,000 Class B common shares, without par value; and (c) 500,000 non-voting preferred shares without par value. The Class A common shares and Class B common shares are collectively referred to as Common Shares.

     On September 26, 1994, approximately 12.1 million of the Company's Common Shares were sold pursuant to a public offering. Approximately 2.8 million Common Shares were sold by the Company, and approximately 9.3 million Common Shares (the "Existing Shares") were sold by certain shareholders of the Company.
The Company did not receive any of the proceeds from the sale of the Existing Shares.

12.  CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     The Company's trade receivables, finance notes and accrued interest receivable, and lease receivables are exposed to a concentration of credit risk with customers in the retail and health care sectors. Credit risk can be affected by changes in reimbursement and other economic pressures impacting the acute care portion of the healthcare industry. However, the credit risk is limited due to supporting collateral and the diversity of the customer base, including its wide geographic dispersion. The Company performs ongoing credit evaluations of its customers' financial conditions and maintains reserves for credit losses. Such losses historically have been within the Company's expectations.

     During fiscal 1996, the Company's two largest customers individually accounted for 12% of net revenues and 70% of direct deliveries, respectively. During fiscal 1995, the Company's two largest customers individually accounted for 11% of net revenues and 82% of direct deliveries, respectively. Trade receivables due from these two customers aggregated approximately 23% of total trade receivables at June 30, 1996 and 1995.

13.  STOCK OPTIONS AND RESTRICTED SHARES

     The Company maintains stock incentive plans (the "Plans") for the benefit of certain officers, directors and employees. Options granted are generally exercisable for periods up to ten years from the date of grant at a price which equals fair market value at the date of grant.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The following summarizes all stock option transactions for the Company (excluding Whitmire, see below) under the Plans from June 30, 1993, through June 30, 1996, giving retroactive effect to conversions of options in connection with merger transactions and stock splits (in thousands, except per share amounts):


                                                         Number         Exercise Prices
                                                       of Options          Per Share            Total
                                                       ------------  ----------------------  -------------

             Balance Outstanding, June 30, 1993              3,617   $   0.08  -  $  38.53   $     29,198
                Granted                                      2,668      12.44  -     61.29         78,845
                Exercised                                     (476)      0.08  -     42.43         (1,704)
                Canceled                                       (65)      0.08  -     56.06         (1,235)
                                                       ------------                          -------------

             Balance Outstanding, June 30, 1994              5,744       0.08  -     61.29        105,104
                Granted                                      1,266      16.00  -     42.84         41,095
                Exercised                                     (626)      0.08  -     40.17         (4,495)
                Canceled                                      (180)      0.08  -     61.29         (5,163)
                                                       ------------                          -------------

             Balance Outstanding, June 30, 1995              6,204       0.08  -     61.29        136,541
                Granted                                      1,547      17.11  -     48.25         52,951
                Exercised                                   (1,122)      0.08  -     45.91        (16,428)
                Canceled                                      (647)      3.91  -     61.29        (23,634)
                                                       ------------                             ----------

             Balance Outstanding, June 30, 1996              5,982   $   0.08  -  $  56.06   $    149,430
                                                       ============                          =============

     On November 14, 1995, the Company's shareholders approved a new equity incentive plan which authorized the issuance of up to an aggregate of 3 million Common Shares in the form of incentive stock options, nonqualified stock options, performance shares and restricted shares. The remaining options outstanding represented options converted at the time of the various mergers. At June 30, 1996, approximately 3.6 million option shares under the Plans were exercisable. In addition to the options outstanding and restricted shares granted, approximately 2.2 million shares were available to be issued pursuant to the Plans.

In connection with the Whitmire Merger, outstanding Whitmire stock options granted to current or former Whitmire officers or employees were automatically converted into options ("Cardinal Exchange Options") to purchase an aggregate of approximately 2.6 million additional Common Shares. Under the terms of their original issuance, the exercise price for substantially all of the Cardinal Exchange Options is remitted to certain former investors of Whitmire. Cardinal Exchange Options to purchase 0.3 million, 1.9 million and 0.4 million Common Shares, with an average option price of $1.37, $1.01 and $1.07, were exercised in fiscal 1996, 1995 and 1994, respectively. At June 30, 1996, substantially all Cardinal Exchange Options had been exercised.

     The market value of restricted shares awarded by the Company is recorded in the other component of shareholders' equity in the accompanying balance sheets. The compensation awards are amortized to expense over the period in which participants perform services, generally one to six years. As of June 30, 1996, approximately 0.7 million restricted shares had been issued, of which approximately 0.2 million shares remained restricted and subject to forfeiture and approximately 26,000 shares had been forfeited.

14.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following selected quarterly financial data (in thousands, except per share amounts) for fiscal 1997, 1996 and 1995 has been restated to reflect the pooling-of-interests business combinations (see Note 2):

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                               First         Second         Third          Fourth
                                              Quarter       Quarter        Quarter        Quarter
                                            ------------- -------------- -------------  -------------
Fiscal 1997:
   Net revenues                             $  2,535,476  $   2,816,406  $  2,825,500
   Gross margin                                  197,128        223,558       243,658
   Selling, general and administrative
      expenses                                   124,156        127,313       129,702
   Operating earnings                             72,972         78,886        74,352
   Net earnings available for Common Shares       41,401         41,600        36,228
   Net earnings per Common Share:
      Primary                               $        .39  $         .38  $        .33
      Fully diluted                                  .39            .38           .33
-----------------------------------------------------------------------------------------------------
Fiscal 1996:
   Net revenues                             $  2,187,518  $   2,284,993  $  2,352,254   $  2,421,655
   Gross margin                                  177,420        188,473       203,587        203,754
   Selling, general and administrative
      expenses                                   116,899        117,323       122,382        122,836
   Operating earnings                             60,521         53,598        81,205         31,220
   Net earnings available for Common Shares       33,775         28,154        44,691         11,014
   Net earnings per Common Share:
      Primary                               $        .33  $         .28  $        .43   $        .10
      Fully diluted                                  .33            .27           .43            .10
-----------------------------------------------------------------------------------------------------
Fiscal 1995:
   Net revenues                             $  1,949,755  $   2,119,493  $  2,119,407   $  2,153,862
   Gross margin                                  152,373        165,180       175,918        176,002
   Selling, general and administrative
      expenses                                    98,685        102,442       103,392        109,111
   Operating earnings                             53,688         62,738        72,526         66,891
   Net earnings available for Common Shares       30,024         35,958        39,718         36,815
   Net earnings per Common Share:
      Primary                               $        .31  $         .36  $        .39   $        .36
      Fully diluted                                  .31            .35           .39            .36



     The following supplemental information for fiscal 1997 and 1996 excludes the impact of unusual items (in thousands, except per share amounts). See Note 2 for additional information.


                                            First         Second         Third         Fourth
                                           Quarter       Quarter        Quarter       Quarter
                                         ------------- -------------  ------------- -------------
Fiscal 1997:
  Net revenues                           $  2,535,476  $  2,816,406   $  2,825,500
  Gross margin                                197,128       223,558        243,658
  Selling, general and administrative
    expenses                                  124,156       127,313        129,702
  Operating earnings                           72,972        96,245        113,956
  Net earnings available for Common Shares     41,401        54,255         63,750
  Net earnings per Common Share:
    Primary                              $        .39  $        .50   $        .58
    Fully diluted                                 .39           .50            .58
-------------------------------------------------------------------------------------------------
Fiscal 1996:
  Net revenues                           $  2,187,518  $  2,284,993   $  2,352,254  $  2,421,655
  Gross margin                                177,420       188,473        203,587       203,754
  Selling, general and administrative
    expenses                                  116,899       117,323        122,382       122,836
  Operating earnings                           60,521        71,150         81,205        80,918
  Net earnings available for Common Shares     33,775        40,649         44,691        46,352
  Net earnings per Common Share:
    Primary                              $        .33  $        .40   $        .43  $        .44
    Fully diluted                                 .33           .40            .43           .44

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Operating earnings and net earnings available for Common Shares ("Earnings") as reported in the Company's selected quarterly financial data are reconciled to the respective amounts in the preceding table as follows (in thousands):


                                                       Second Quarter                Third Quarter
                                                 ---------------------------- ----------------------------
                                                   Operating                    Operating
                                                   Earnings       Earnings      Earnings       Earnings
                                                 -------------- ------------- -------------- -------------
             Fiscal 1997:
                As reported                      $      78,886  $     41,600  $      74,352  $     36,228
                Supplemental adjustments:
                  Unusual items, primarily
                  merger
                    costs                               17,359        12,655         39,604        27,522
                                                 --------------   ----------- --------------   -----------

                As supplementally adjusted       $      96,245  $     54,255  $     113,956  $     63,750
                                                 ==============   =========== ==============   ===========

                                                       Second Quarter               Fourth Quarter
                                                 ---------------------------- ----------------------------
                                                   Operating                    Operating
                                                   Earnings       Earnings      Earnings       Earnings
                                                 -------------- ------------- -------------- -------------
             Fiscal 1996:
                As reported                      $      53,598  $     28,154  $      31,220  $     11,014
                Supplemental adjustments:
                  Unusual items, primarily
                  merger
                    costs                               17,552        12,495         49,698        35,338
                                                 --------------   ----------- --------------   -----------

                As supplementally adjusted       $      71,150  $     40,649  $      80,918  $     46,352
                                                 ==============   =========== ==============   ===========

     The above selected quarterly financial data differs from amounts previously reported by the Company due to the Pyxis and Owen Mergers. Amounts reported by the Company prior to the Pyxis Merger (completed May 7, 1996) and the Owen Merger (completed March 18, 1997) are presented below and differ from the above selected quarterly financial data solely due to the addition of Pyxis and Owen amounts pursuant to the pooling-of-interests accounting method for business combinations (in thousands, except per share amounts).


                                               First         Second         Third          Fourth
                                              Quarter       Quarter        Quarter        Quarter
                                            ------------- -------------- -------------  -------------
Fiscal 1997:
   Net revenues                             $  2,428,225  $   2,688,771
   Gross margin                                  182,263        205,238
   Selling, general and administrative
      expenses                                   111,644        114,158
   Operating earnings                             70,619         73,721
   Net earnings available for Common Shares       39,797         38,454
   Net earnings per Common Share:
      Primary                               $        .41  $         .38
      Fully diluted                                  .41            .38
-----------------------------------------------------------------------------------------------------
Fiscal 1996:
   Net revenues                             $  2,047,138  $   2,131,627  $  2,202,804   $  2,320,480
   Gross margin                                  130,012        136,494       150,926        187,502
   Selling, general and administrative
      expenses                                    87,217         83,125        84,117        111,046
   Operating earnings                             42,795         36,995        66,809         26,758
   Net earnings available for Common Shares       23,492         18,714        36,797          8,057
   Net earnings per Common Share:
      Primary                               $        .32  $         .25  $        .50   $        .08
      Fully diluted                                  .32            .25           .50            .08
-----------------------------------------------------------------------------------------------------

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Fiscal 1995:
   Net revenues                             $  1,832,128  $   1,999,267  $  2,001,250   $  2,027,274
   Gross margin                                  114,082        123,627       137,992        133,509
   Selling, general and administrative
      expenses                                    77,358         78,824        81,660         83,671
   Operating earnings                             36,724         44,803        56,332         49,838
   Net earnings available for Common Shares       19,710         24,942        29,986         26,362
   Net earnings per Common Share:
      Primary                               $        .28  $         .34  $        .41   $        .35
      Fully diluted                                  .28            .34           .41            .35

15.  SUPPLEMENTAL CASH FLOW INFORMATION

     Income tax and interest payments for the fiscal years ended June 30, 1996, 1995 and 1994 were as follows (in thousands):


                                                      Fiscal Year Ended
                                       ---------------------------------------------
                                         June 30,      June 30,         June 30,
                                          1996           1995             1994
                                       -------------  -------------   --------------

             Interest paid             $     21,619   $     23,002    $   18,964
             Income taxes paid         $     61,897   $     25,262    $   47,858



See Notes 2 and 5 for additional information regarding non cash investing and financing activities.

16.  RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share," which will require retroactive adoption in the Company's fiscal quarter ending December 31, 1997. The new standard simplifies the computation of earnings per share and requires the presentation of basic and diluted earnings per share. The Company believes that in light of its present capital structure, the impact of adopting SFAS 128 will not be significant.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires adoption no later than the Company's fiscal 1997. The new standard defines a fair value method of accounting for stock options and similar equity instruments, under which compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

     Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," but would be required to disclose in the financial statements pro forma net income and earnings per share as if the new method of accounting had been applied.

     The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has determined in fiscal 1997 that it will continue to account for these transactions in accordance with APB 25, but has not yet determined the effect the new standard will have on pro forma net income and earnings per share that will be required to be disclosed in the financial statements. Adoption of the new standard will have no effect on the Company's cash flows.

     In addition, in March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting For the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which the Company adopted at the beginning of fiscal 1997. SFAS No. 121 requires

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


impairment losses to be recorded on long-lived assets used in operations when an indication of impairment is present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses accounting for long-lived assets that are expected to be disposed of. Based on current circumstances, the impact of adopting SFAS No. 121 has an immaterial effect on the Company's financial condition and results of operations.

17.  SUBSEQUENT EVENT

     On May 27, 1997, the Company announced that it had entered into a definitive merger agreement with MediQual Systems, Inc. ("MediQual"), pursuant to which MediQual will become a wholly owned subsidiary of the Company in a stock-for-stock merger expected to be accounted for as a pooling-of-interests for financial reporting purposes. In connection with the merger, the Company estimates that it will issue approximately 0.6 million Common Shares. Upon consummation of the merger, the Company will record a one-time charge to reflect transaction and other costs incurred as a result of the merger. The merger is expected to be completed in the first quarter of fiscal 1998, subject to satisfaction of certain conditions, including approval by shareholders of MediQual.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)



                    COLUMN A                    COLUMN B               COLUMN C                COLUMN D       COLUMN E
--------------------------------------------- -------------- ----------------------------- ----------------- ------------

                                               BALANCE AT     CHARGED TO     CHARGED TO                      BALANCE AT
                                                BEGINNING      COSTS AND        OTHER                            END
                DESCRIPTION                     OF PERIOD      EXPENSES     ACCOUNTS (1)    DEDUCTIONS (2)    OF PERIOD
--------------------------------------------- -------------- -------------- -------------- ----------------- ------------

Nine Months Ended  March 31, 1997:
     Account receivable                       $      36,176  $       5,542  $         914  $        (4,409)  $    38,223
     Finance notes receivable                         9,081            381                            (454)        9,008
     Net investment in sales-type leases              3,226                                           (152)        3,074
                                              -------------- -------------- -------------- ----------------- ------------

                                              $      48,483  $       5,923  $         914  $        (5,015)  $    50,305
                                              ============== ============== ============== ================= ============

Fiscal Year 1996:
     Account receivable                       $      34,395  $       9,135  $       1,452  $        (8,806)  $    36,176
     Finance notes receivable                         9,274            650              9             (852)        9,081
     Net investment in sales-type leases              2,900            326                                         3,226
                                              -------------- -------------- -------------- ----------------- ------------

                                              $      46,569  $      10,111  $       1,461  $        (9,658)  $    48,483
                                              ============== ============== ============== ================= ============

Fiscal Year 1995:
     Account receivable                       $      27,078  $      12,740  $       2,025  $        (7,448)  $    34,395
     Finance notes receivable                         8,661          1,766                          (1,153)        9,274
     Net investment in sales-type leases              2,747            153                                         2,900
                                              -------------- -------------- -------------- ----------------- ------------

                                              $      38,486  $      14,659  $       2,025  $        (8,601)  $    46,569
                                              ============== ============== ============== ================= ============

Fiscal Year 1994:
     Account receivable                       $      20,373  $      11,784  $         968  $        (6,047)  $    27,078
     Finance notes receivable                         9,042          1,314                          (1,695)        8,661
     Net investment in sales-type leases              2,088            659                                         2,747
                                              -------------- -------------- -------------- ----------------- ------------

                                              $      31,503  $      13,757  $         968  $        (7,742)  $    38,486
                                              ============== ============== ============== ================= ============

1 During the nine months ended March 31, 1997 and fiscal 1996, 1995 and 1994 recoveries of amounts provided for or written off in prior years were $286,000, $332,000, $197,000 and $320,000, respectively and increases from acquisitions were $628,000, $1,120,000, $1,828,000 and $648,000, respectively.

2    Write-off of uncollectible accounts.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis has been prepared giving retroactive effect to the pooling-of-interests business combinations with Medicine Shoppe International, Inc. ("Medicine Shoppe") on November 13, 1995, Pyxis Corporation ("Pyxis") on May 7, 1996 and Owen Healthcare, Inc. ("Owen") on March 18, 1997 (see Note 2 of "Notes to Consolidated Financial Statements"). On October 11, 1996, the Company completed a merger with PCI Services Inc. ("PCI"), which was also accounted for as a pooling-of-interests. The impact of the PCI merger, on a historical basis, is not significant. Accordingly, prior period financial statements have not been restated for the PCI merger (see Note 2 of "Notes to Consolidated Financial Statements"). The discussion and analysis presented below should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this report.

RESULTS OF OPERATIONS

     NET REVENUES. Net revenues increased 20% for the nine month period ended March 31, 1997, as compared to the prior year, primarily due to growth in the Company's pharmaceutical distribution and pharmacy management service businesses. The increase resulted primarily from internal growth fueled by the addition of new customers, increased volume from existing customers and price increases. Incremental revenues were also provided by the addition of PCI operations following the merger in October 1996. Expansion of the Company's relationship with Kmart Corporation ("Kmart") and opportunities created by the deterioration of the financial condition of a major pharmaceutical distribution competitor also contributed to the increases during the nine months ended March 31, 1997 .

     Net revenues in fiscal 1996 increased 11% compared with fiscal 1995 primarily due to the internal revenue growth from pharmaceutical wholesaling activities, including the addition of new customers, increased sales to existing customers and price increases. The 33% increase in net revenues in fiscal 1995 compared to fiscal 1994 was due to internal business growth of 25%, primarily in pharmaceutical wholesaling activities and incremental revenues provided by the addition of Humiston-Keeling, Inc. and Behrens Inc. operations in July 1994 (see Note 2 of "Notes to Consolidated Financial Statements"). The internal business growth in fiscal 1995 resulted primarily from the addition of new customers (partially as a result of expanded sales territories), increased sales to existing customers and price increases.

     GROSS MARGIN. For the nine months ended March 31, 1997 and 1996, gross margin was 8.12% and 8.34%, respectively. The change in gross margin in the nine month period is primarily due to the shift in net revenue mix caused by significant increases in the relatively lower margin pharmaceutical distribution activities The impact of this shift was partially offset by increased merchandising and marketing programs with customers and suppliers, and the additional gross margin contributed by the PCI operations. The Company's gross margin continues to be affected by the combination of a highly competitive environment and a greater mix of high volume customers, where a lower cost of service and better asset management enable the Company to offer lower selling margins and still achieve higher operating margins.

     As a percentage of net revenues, gross margin increased to 8.36% for fiscal 1996 from 8.02% in fiscal 1995. This increase is primarily due to the gross margin generated from the acquisition of a pharmacy management operation in fiscal 1996 (see Note 2 of "Notes to Consolidated Financial Statements"). Pharmacy management operations generally provide a higher gross margin than pharmaceutical wholesaling activities. The gross margin ratio in fiscal 1995 decreased from 8.45% in fiscal 1994 primarily due to decreases in pharmaceutical distribution selling margin rates, reflecting a more competitive market and a greater mix of high volume customers, offset by a slight increase in purchasing gains associated with pharmaceutical price inflation.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses as a percentage of net revenues improved to 4.66% for the nine month period ended March 31, 1997 compared to 5.23% in the same period in the prior year. The improvements in the nine month period reflect the economies associated with the Company's revenue growth, as well as significant productivity gains resulting from continued cost control efforts, and the consolidation and selective automation of operating facilities.

     Selling, general and administrative expenses as a percentage of net revenues increased to 5.19% in fiscal 1996 compared to 4.96% in fiscal 1995 due to the inclusion of pharmacy management services in current year operations

(see "Gross Margin" above). This increase was partially offset by economies associated with the Company's revenue growth from pharmaceutical wholesaling activities, as well as productivity gains resulting in part from warehouse consolidations and management information system enhancements. The decrease in the selling, general and administrative expenses as a percentage of net revenues in fiscal 1995 from 5.18% in fiscal 1994 is due to economies associated with the Company's revenue growth as well as consolidating distribution centers and administrative functions, and selectively automating facilities.

     UNUSUAL ITEMS. The Company recorded certain one-time charges to reflect the estimated PCI and Owen merger costs during the nine months ended March 31, 1997 and charges to reflect the estimated Medicine Shoppe merger costs during the nine months ended March 31, 1996. During fiscal 1996, the Company recorded certain one-time charges to reflect the estimated Medicine Shoppe and Pyxis merger costs. During fiscal 1994, the Company recorded a one-time charge to reflect the estimated Whitmire merger costs. See further discussion in Note 2 of "Notes to Consolidated Financial Statements."

         These items are considered unusual in nature in that the costs would generally not have been incurred in the absence of the business combinations.

     INTEREST EXPENSE. The increase in interest expense of $2.6 million for the nine month period ended March 31, 1997, as compared to the prior year, and the increase in interest expense of $4.8 million in fiscal 1996 compared to fiscal 1995 is primarily due to the Company's issuance of $150 million 6% Notes due 2006, in a public offering in January 1996, the proceeds of which has been used for working capital purposes (see "Liquidity and Capital Resources"). Partially offsetting this increase during the nine month period ended March 31, 1997 is the impact of the extinguishment of the Company's $100 million 8% Notes on March 1, 1997. The increase in interest expense of $1.4 million in fiscal 1995 compared to fiscal 1994 is due to higher average short-term borrowings resulting from increased working capital requirements associated with the Company's growth.

         PROVISION FOR INCOME TAXES. The Company's provision for income taxes relative to pretax earnings was 43.0% and 42.1% for the nine months ended March 31, 1997 and March 31, 1996, respectively. In addition, the Company's provision for income taxes relative to pretax earnings was 44.5%, 41.1% and 44.6% for fiscal years 1996, 1995 and 1994, respectively. The fluctuation in the tax rate is primarily due to certain nondeductible costs associated with the business combinations in fiscal 1997, 1996 and 1994 (see Note 7 of "Notes to Consolidated Financial Statements").

LIQUIDITY AND CAPITAL RESOURCES

     Working capital increased to $1,044.8 million at March 31, 1997 from $924.4 million at June 30, 1996. This increase included additional investments in merchandise inventories and trade receivables of $297.9 million and $146.9 million, respectively, and a decrease in accounts payable of $104.0 million. Offsetting the increases in working capital were decreases in cash and equivalents, and marketable securities available-for-sale of $291.8 million and $54.3 million, respectively. Increases in merchandise inventories reflect the seasonal increase of inventories and higher level of business volume in pharmaceutical distribution activities, including higher inventories required by the Company's new pharmaceutical services agreement with Kmart. The increase in trade receivables is consistent with the Company's revenue growth (see "Net Revenues" above). The change in cash and equivalents, marketable securities available-for-sale and accounts payable is due to the timing of inventory purchases and related payments.

     Working capital increased $121.7 million to $924.4 million at June 30, 1996, from $802.7 million at June 30, 1995, and included increased investments in merchandise inventories and trade receivables of $162.5 million and $56.7 million, respectively, and increased holdings of cash and equivalents and marketable securities of $187.2 million. The increase was offset primarily by an increase in accounts payable and the current portion of long-term debt of $168.4 million and $101.3 million, respectively, and an increase in other accrued liabilities of $36.4 million. The increases in inventories and accounts payable are due to the Company's revenue growth, the procurement of pharmaceutical inventory relative to an anticipated increase in business with Kmart and pharmaceutical price increases. The increase in cash and equivalents, and marketable securities available-for-sale reflect the timing of inventory purchases and payments noted above and a partial use of proceeds from the Company's $150 million 6% Note offering (see "Interest Expense" above). The increase in trade receivables was due primarily to increased sales (see "Net Revenues" above). The increase in the current portion of long-term debt is due to the Company's $100 million 8% Notes which were due March 1997. Liabilities incurred in connection with the fiscal 1996 business combinations were the primary cause of the increase in the other accrued liabilities.

     The Company currently has the capacity to issue $400 million of additional long-term debt pursuant to shelf debt registration statements filed with the Securities and Exchange Commission (see Note 5 of "Notes to Consolidated Financial Statements"). The Company does not currently have any specific plans to issue additional debt under these facilities.

     As of March 31, 1997, property and equipment, at cost, increased by $166.7 million from June 30, 1996 . Of this amount, $111.5 million was attributable to the merger with PCI. During fiscal 1996, property and equipment, at cost increased by $79.4 million. The additional increase in property and equipment included increased investments in management information systems and customer support systems, as well as upgrades to distribution facilities.

     Shareholders' equity increased to $1,258.8 million at March 31, 1997 from $1,035.8 million at June 30, 1996, primarily due to net earnings of $119.2 million and the equity of PCI on the merger date of $60.4 million. Shareholders' equity increased to $1,035.8 million at June 30, 1996 from $817.0 million at June 30, 1995 due primarily to net earnings of the Company of approximately $117.6 million and $50.7 million for the issuances of Common Shares.

         The Company has line-of-credit agreements with various bank sources aggregating $345 million, of which $95 million is represented by committed line-of-credit agreements and the balance is uncommitted. The Company had no amounts outstanding under these lines at June 30, 1996. Prior to the Owen Merger, Owen had revolving credit agreements which allowed for borrowings at the bank's prime rate or other negotiated rate and there was a quarterly commitment fee of .125% on the unused portion. The maximum amount available pursuant to the Owen credit agreements was $20 million at June 30, 1996.

     The Company believes that it has adequate capital resources at its disposal to meet currently anticipated capital expenditures, routine business growth and expansion, and current and projected debt service requirements.

OTHER

     PENDING BUSINESS COMBINATION. On May 27, 1997, the Company announced that it had entered into a definitive merger agreement with MediQual Systems, Inc. ("MediQual"), pursuant to which MediQual will become a wholly owned subsidiary of the Company in a stock-for-stock merger expected to be accounted for as a pooling-of-interests for financial reporting purposes. In connection with the merger, the Company estimates that it will issue approximately 0.6 million Common Shares. Upon consummation of the merger, the Company will record a one-time charge to reflect transaction and other costs incurred as a result of the merger. The merger is expected to be completed in the first quarter of fiscal 1998, subject to satisfaction of certain conditions, including approval by shareholders of MediQual.

     The Company's trend with regard to acquisitions has been to expand its role as a health care service provider. This trend has resulted in both expansion of its pharmaceutical distribution business and diversification into related health care services which (a) complement the Company's core pharmaceutical distribution business; (b) provide opportunities for the Company to develop synergies with, and thus strengthen the acquired business; and (c) generally generate higher gross margins as a percentage of net revenues than pharmaceutical distribution. As the health care industry continues to consolidate, the Company is constantly evaluating acquisition candidates in contiguous sectors of the health care industry that would expand its role as a health care service provider; however, there can be no assurance that it will be able to successfully pursue any such opportunity or consummate any such transaction.

     RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share," which will require retroactive adoption in the Company's fiscal quarter ending December 31, 1997. The new standard simplifies the computation of earnings per share and requires the presentation of basic and diluted earnings per share. The Company believes that in light of its present capital structure, the impact of adopting SFAS 128 will not be significant.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires adoption no later than the Company's fiscal 1997. The new standard defines a fair value method of accounting for stock options and similar equity instruments, under which compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

     Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," but would be required to disclose in the financial statements pro forma net income and earnings per share as if the new method of accounting had been applied.

     The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has determined in fiscal 1997 that it will continue to account for these transactions in accordance with APB 25, but has not yet determined the effect the new standard will have on pro forma net income and earnings per share that will be required to be disclosed in the financial statements. Adoption of the new standard will have no effect on the Company's cash flows.

     In addition, in March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting For the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which the Company adopted at the beginning of fiscal 1997. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when an indication of impairment is present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses accounting for long-lived assets that are expected to be disposed of. Based on current circumstances, the impact of adopting SFAS No. 121 has an immaterial effect on the Company's financial condition and results of operations.